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                           ARTICLES OF INCORPORATION
                                       OF
                        HUNTSMAN PACKAGING GEORGIA, INC.


                                       I

         The name of the Corporation is:

                        Huntsman Packaging Georgia, Inc.

                                       II

         The Corporation shall have authority to issue not more than one thousand (1,000) shares of stock, to be designated as Common Stock, with a par value of $.01 per share. The Common Stock shall have all voting rights under the Georgia Business Corporation Code, and shall be entitled to receive the net assets of the Corporation upon dissolution.

                                      III

         The Corporation's initial registered office shall be in Fulton County. The street address of the Corporation's initial registered office and the name of its registered agent at that office are:

                             CT Corporation System
                             1201 Peachtree Street
                             Atlanta, Georgia 30361

                                       IV

         The name and address of the Incorporator are:

                                Robert B. Lence
                                500 Huntsman Way
                           Salt Lake City, Utah 84108

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                                       V

         The mailing address of the initial principal office of the Corporation is:

                                500 Huntsman Way
                           Salt Lake City, Utah 84108

                                       VI

         A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Georgia Business Corporation Code as currently in effect or as the same may be hereafter amended. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, or repeal.

                                      VII

         Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted by the Georgia Business Corporation Code or any other applicable laws as presently or hereafter in effect. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director, officer, employee or agent that exists at the time of such amendment, modification or repeal.

                                      VIII

         Any issued and outstanding shares of stock of the Corporation which are repurchased by the Corporation shall become treasury shares which shall be held in treasury by the Corporation until resold or retired and cancelled in the discretion of the Board of Directors. Any treasury shares which are retired and cancelled shall constitute authorized but unissued shares.

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                                       IX

         Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting if the action is taken by one or more written consents by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers in the case of voting groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.

                                       3

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         IN WITNESS WHEREOF, the Incorporator executes these Articles of
Incorporation as of the ____ day of May, 1996.



                                            -----------------------------------
                                            Robert B. Lence

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